Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc Reports Second Quarter 2026 Results, Delivering the Highest Quarterly Revenue and Adjusted EBITDA in Its 106-Year History

●	Demonstrates for all to see the significant operating leverage inherent in AMC’s business model at a time of rising revenues

LEAWOOD, KANSAS - (July 20, 2026) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), exceeded Wall Street expectations on several key metrics in its reporting today of results for the second quarter ended June 30, 2026.

Second Quarter 2026 Summary Results Compared to the Second Quarter of 2025:

●	Total revenues were $1,596.7 million compared to $1,397.9 million, up 14.2%.
●	Net earnings (loss) was $(11.4) million compared to $(4.7) million, a $6.7 million decline.
●	Adjusted net earnings (loss) was $104.3 million compared to $(0.5) million, a $104.8 million improvement.
●	Adjusted EBITDA was $321.4 million compared to $189.5 million, up 69.6%.
●	Net cash provided by operating activities was $235.4 million compared to $138.4 million, up 70.1%.
●	Cash and cash equivalents at June 30, 2026 were $778.4 million, excluding restricted cash of $41.1 million, compared to $423.7 million, up 83.7%.

First Half 2026 Summary Results Compared to the First Half of 2025:

●	Total revenues were $2,642.1 million compared to $2,260.4 million, up 16.9%.
●	Net earnings (loss) was $(128.5) million compared to $(206.8) million, a $78.3 million improvement.
●	Adjusted net earnings (loss) was $(90.0) million compared to $(250.5), a $160.5 million improvement.
●	Adjusted EBITDA was $359.7 million compared to $131.8 million, up 172.9%.
●	Net cash provided by (used in) operating activities was $106.9 million compared to $(231.6) million, a $338.5 million improvement.

Commenting on AMC’s second quarter and year-to-date 2026 results, AMC Chairman and CEO Adam Aron said: "The second quarter of 2026 was nothing short of extraordinary for AMC. In our 106-year history, never before has AMC had such superb results. In the second quarter of 2026, AMC reported higher quarterly revenue and higher quarterly Adjusted EBITDA than in any quarter in more than a century. Total revenues increased approximately 14.2%, year over year, to approximately $1.6 billion, while Adjusted EBITDA soared 70% to $321.4 million, a $131.9 million increase over last year’s same quarter. This was the first time ever that, in a quarter, AMC surpassed the $300 million mark in Adjusted EBITDA. What’s more, in the just completed second quarter, AMC generated $190.1 million in free cash flow. These record quarterly revenue and Adjusted EBITDA results are ever so satisfying.

Aron explained, “This demonstrates the inherent operating leverage in our business model at a time of rising revenues, combined with the power of AMC’s market leading position, the appeal of our theatres, the increasing numbers of our premium offerings, the prowess of our marketing programs and our ability to keep a tight lid on our costs. Finally, after some admittedly tough years as our industry recovered only slowly from the ravages of COVID-19 and its aftermath, the relentless focus of AMC on delighting our guests as we execute with all cylinders blazing is reflected in our record-setting second quarter financial results."

Aron continued, “Our year-over-year improvement at AMC has been in evidence throughout this year so far. Combining both the first and second quarters of 2026, AMC‘s revenues are up 16.9%, year over year. Of the ultimate importance, our Adjusted EBITDA of $359.7 million in the first half of 2026 is considerably more than two-and-a-half times the $131.8 million reported in the first half of last year. For the first six months of 2026, AMC’s Adjusted EBITDA is some $227.9 million above that achieved in the same period last year.“

Aron elaborated, “Both our U.S. and European businesses showed great progress in the second quarter. The momentum in the total industry-wide domestic box office was undeniable, reaching approximately $2.99 billion, up 10.7% from last year's second quarter, making this the biggest box office quarter in seven years and the fifth biggest quarter ever. Impressively, though, AMC’s total domestic revenues grew even faster, up 13.0%, year over year. Our European results were also a sight to behold. Attendance was up 17.9%, and Adjusted EBITDA climbed by 336.7% in the second quarter. Additionally, we managed our costs with zeal, such that our consolidated Adjusted EBITDA margin jumped from 13.6% last year at this time to 20.1% in the second quarter of 2026.”

Aron added, “This weekend's powerful debut of Universal Pictures and Christopher Nolan's THE ODYSSEY, with an encouraging media reported $124 million domestic opening, is the latest reminder of the strength of today's theatrical marketplace. It follows a second quarter in which six different films delivered impressive domestic opening weekend grosses exceeding 75 million. That outstanding debut of THE ODYSSEY will be followed a mere two weeks from now by Sony's highly anticipated SPIDER-MAN: BRAND NEW DAY, for which advance bookings suggest yet another box office triumph is at hand. Looking at the entire 2026 slate, especially including when Warner Bros.' will be releasing DUNE: PART THREE and Disney will be unveiling AVENGERS: DOOMSDAY just before Christmas, we believe that movie theatres will enjoy, in the full twelve-months of 2026, their strongest yet post-pandemic year, at both the domestic and the global box office."

Aron added, “It is clear that our operating results so far this year are vastly improved. AMC has often been underestimated, and yet we continue to outperform. That over-performance is reflected too in the tremendous strides that AMC has continued to make in strengthening AMC's balance sheet. During the second quarter, we refinanced $400 million of debt, extending their maturity by four years. We also raised approximately $285 million of gross proceeds through equity offerings, and eliminated, or initiated eliminations, of approximately $282 million of debt. All told, by the end of July, our bold actions to strengthen the balance sheet since the end of 2020 have reduced our principal debt balances by approximately $1.7 billion. And as a result of these actions, we have no currently expected debt maturities until 2029.”

Aron continued, “AMC’s second quarter actions reduced annual cash interest expense by $16 million. Additionally, it is particularly noteworthy that our record-breaking operating results, coupled with a reduction in debt levels, have resulted in a meaningful improvement in our balance sheet leverage ratios. Thanks to the terms that we smartly negotiated in our various debt documents, this leverage reduction is expected to trigger a lower interest rate going forward on approximately 75% of our debt, resulting in a further lowering of annual interest expense by approximately $51 million, assuming current AMC leverage and overall benchmark rates remain at their current levels.”

Aron concluded, “AMC is on a determined march to let the good times roll. You may recall that a strengthening balance sheet and larger cash reserves, combined with a resurgent box office, enable us to continue with our previously announced and highly successful AMC Go Plan. While staying keenly disciplined in making our ongoing capital investments, AMC is expanding our market lead in enhancing our theatres with the installation of additional upgraded seating and adding more premium auditoriums to further differentiate the moviegoing experience at AMC. At the same time that we increasingly have been able to find engaging ways to offer discount opportunities for guests seeking bargains, these theatre enhancements have allowed us to simultaneously command premium pricing for our premium products. As our second quarter results have made obvious, at AMC, those efforts have generated compelling results.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
GAAP Results
Total revenues	$1,596.7	$1,397.9	14.2%	$2,642.1	$2,260.4	16.9%
Net loss	$(11.4)	$(4.7)	$(6.7)	$(128.5)	$(206.8)	$78.3
Net cash provided by (used in) operating activities	$235.4	$138.4	$97.0	$106.9	$(231.6)	$338.5
Diluted loss per share	$(0.02)	$(0.01)	$(0.01)	$(0.20)	$(0.48)	$0.28
Non-GAAP Results*
Adjusted EBITDA	$321.4	$189.5	$131.9	$359.7	$131.8	$227.9
Free cash flow	$190.1	$88.9	$101.2	$15.4	$(328.1)	$343.5
Adjusted net earnings (loss)	$104.3	$(0.5)	$104.8	$(90.0)	$(250.5)	$160.5
Adjusted diluted earnings (loss) per share	$0.14	$—	$0.14	$(0.14)	$(0.58)	$0.44
Constant Currency Results (1):
Total revenues	$1,590.2	$1,397.9	13.8%	$2,605.8	$2,260.4	15.3%
Adjusted EBITDA	$320.6	$189.5	$131.1	$356.5	$131.8	$224.7
Operating Metrics
Attendance (in thousands)	71,290	62,807	13.5%	118,912	104,710	13.6%
U.S. markets attendance (in thousands)	52,529	46,889	12.0%	83,262	73,796	12.8%
International markets attendance (in thousands)	18,761	15,918	17.9%	35,650	30,914	15.3%
Average screens	9,249	9,402	(1.6)%	9,280	9,416	(1.4)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2025. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at June 30, 2026 was $778.4 million, excluding restricted cash of $41.1 million.

During the second quarter ended June 30, 2026, as previously announced, the Company completed several comprehensive capital market transactions designed to strengthen the balance sheet and position the Company to prosper from a robust box office recovery.

Second Quarter 2026

●	AMC refinanced its $400 million 12.75% Senior Secured Notes due 2027, extending maturities by four years and reducing cash interest expense.
●	Holders of AMC’s 1.5% exchangeable notes due 2030 converted all of their notes, approximately $155.8 million, into AMC common stock.

●	AMC completed its $150 million at-the-market equity offering, raising approximately $85.3 million of gross proceeds during the second quarter.
●	AMC completed a $200 million registered direct offering of AMC common stock and immediately provided notice to redeem all of its $125,471,000 aggregate principal 6.125% Senior Subordinated Notes due 2027. As a result, AMC does not anticipate any material debt maturities prior to calendar year 2029.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 7:30 a.m. CDT/8:30 a.m. EDT on Monday, July 20, 2026. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 850 theatres and 9,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements the Company makes regarding impacts of the industry box office in North America and European industry attendance, the Company’s expected revenue, net loss, capital expenditures, diluted loss per share, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, the Company’s cash generation potential, the potential for further debt equitization, the ability to achieve the Company’s AMC Go Plan, the Company’s financial runway and the continued box office recovery as well as the future box office outlook, including with respect to the full year 2026. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2025 and the ability to further equitize existing debt; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC’s ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of AMC common stock; dilution of voting power caused by recent sales of AMC common stock and through the issuance of AMC common stock underlying Muvico’s exchangeable notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, the Company cautions you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as the Company’s other filings with the SEC, copies of which may be obtained by visiting the Company’s Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended and Six Months Ended June 30, 2026 and June 30, 2025

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Admissions	$863.1	$762.6	$1,441.5	$1,236.1
Food and beverage	576.1	499.6	923.4	783.0
Other theatre	157.5	135.7	277.2	241.3
Total revenues	1,596.7	1,397.9	2,642.1	2,260.4

Operating costs and expenses
Film exhibition costs	440.3	392.1	695.9	596.9
Food and beverage costs	107.7	96.1	174.1	153.3
Operating expense, excluding depreciation and amortization below	458.4	458.4	865.7	851.6
Rent	223.8	222.6	447.9	440.7
General and administrative:
Merger, acquisition and other costs	0.3	0.1	1.4	3.1
Other, excluding depreciation and amortization below	52.0	58.2	112.9	114.2
Depreciation and amortization	76.1	77.8	151.8	153.9
Operating costs and expenses	1,358.6	1,305.3	2,449.7	2,313.7

Operating income (loss)	238.1	92.6	192.4	(53.3)
Other expense, net
Other expense (income)	109.6	(32.1)	57.2	(90.9)
Interest expense:
Corporate Borrowings	115.9	109.6	235.8	218.6
Finance lease obligations	1.7	1.4	3.2	2.6
Non-cash NCM exhibitor services agreement	18.4	18.6	36.9	27.5
Investment expense (income)	0.5	(1.4)	(17.8)	(7.1)
Total other expense, net	246.1	96.1	315.3	150.7

Loss before income taxes	(8.0)	(3.5)	(122.9)	(204.0)
Income tax provision	3.4	1.2	5.6	2.8
Net loss	$(11.4)	$(4.7)	$(128.5)	$(206.8)

Diluted loss per share	$(0.02)	$(0.01)	$(0.20)	$(0.48)

Weighted average shares outstanding diluted (in thousands)	722,015	433,144	631,343	432,064

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30, 2026	December 31, 2025
Cash and cash equivalents	$778.4	$428.5
Corporate borrowings	3,851.6	4,038.5
Corporate borrowings (principal amount)	3,914.2	4,024.2
Other long-term liabilities	107.7	95.2
Finance lease liabilities	52.6	52.5
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,452.7)	(1,894.8)
Total assets	8,043.6	8,017.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$235.4	$138.4	$106.9	$(231.6)
Net cash used in investing activities	$(44.1)	$(48.7)	$(59.6)	$(95.6)
Net cash provided by (used in) financing activities	$248.3	$(48.9)	$297.6	$109.1
Free cash flow	$190.1	$88.9	$15.4	$(328.1)
Capital expenditures	$(45.3)	$(49.5)	$(91.5)	$(96.5)
Screen acquisitions	—	25	8	25
Screen dispositions	66	21	100	101
Screen construction (closures), net	(11)	(12)	(18)	(5)
Average screens	9,249	9,402	9,280	9,416
Number of screens operated	9,530	9,717	9,530	9,717
Number of theatres operated	845	864	845	864
Screens per theatre	11.3	11.2	11.3	11.2
Attendance (in thousands)	71,290	62,807	118,912	104,710

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	52,529	46,889	83,262	73,796
International markets	18,761	15,918	35,650	30,914
Consolidated	71,290	62,807	118,912	104,710

Average ticket price (in dollars):
U.S. markets	$12.70	$12.77	$12.78	$12.60
International markets	$10.45	$10.30	$10.60	$9.91
Consolidated	$12.11	$12.14	$12.12	$11.80

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.95	$8.77	$8.76	$8.52
International markets	$5.66	$5.54	$5.45	$4.99
Consolidated	$8.08	$7.95	$7.77	$7.48

Average screen count (month end average):
U.S. markets	6,933	7,077	6,963	7,090
International markets	2,316	2,325	2,317	2,326
Consolidated	9,249	9,402	9,280	9,416

Contribution margin per patron (in dollars):
U.S. markets	$15.55	$15.27	$15.94	$15.46
International markets	$12.36	$12.18	$12.49	$11.96
Consolidated	$14.71	$14.48	$14.90	$14.42

Segment Information:

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
U.S. markets	$1,258.6	$1,114.2	$1,999.4	$1,731.2
International markets	338.1	283.7	642.7	529.2
Consolidated	$1,596.7	$1,397.9	$2,642.1	$2,260.4

Adjusted EBITDA
U.S. markets	$285.6	$181.3	$307.5	$124.2
International markets	35.8	8.2	52.2	7.6
Consolidated	$321.4	$189.5	$359.7	$131.8

Capital expenditures
U.S. markets	$39.8	$34.0	$74.5	$65.8
International markets	5.5	15.5	17.0	30.7
Consolidated	$45.3	$49.5	$91.5	$96.5

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net loss	$(11.4)	$(4.7)	$(128.5)	$(206.8)
Plus:
Income tax provision	3.4	1.2	5.6	2.8
Interest expense	136.0	129.6	275.9	248.7
Depreciation and amortization	76.1	77.8	151.8	153.9
Certain operating expense (2)	2.3	2.6	2.0	5.4
Equity in earnings of non-consolidated entities (3)	(4.0)	(2.1)	(6.7)	(2.9)
Attributable EBITDA (4)	0.6	0.1	0.8	0.5
Investment expense (income) (5)	0.5	(1.4)	(17.8)	(7.1)
Other expense (income) (6)	114.3	(19.7)	64.6	(77.5)
Merger, acquisition and other costs (7)	0.3	0.1	1.4	3.1
Stock-based compensation expense (8)	3.3	6.0	10.6	11.7
Adjusted EBITDA (1)	$321.4	$189.5	$359.7	$131.8

Net loss	$(11.4)	$(4.7)	$(128.5)	$(206.8)
Total revenues	1,596.7	1,397.9	2,642.1	2,260.4
Net loss margin	(0.7)%	(0.3)%	(4.9)%	(9.1)%

Adjusted EBITDA (1)	321.4	189.5	359.7	131.8
Total revenues	1,596.7	1,397.9	2,642.1	2,260.4
Adjusted EBITDA Margin	20.1%	13.6%	13.6%	5.8%

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. Our definition of Adjusted EBITDA and adjustments made to net earnings (loss) to calculate it are broadly consistent with how Adjusted EBITDA is defined and calculated in our debt indentures.

During the first quarter of 2026, we changed our definition of Adjusted EBITDA to adjust for net periodic pension cost. Net periodic pension cost is a recurring expense that includes several components such as service cost, interest cost, expected return on plan assets, amortization of prior service cost, and amortization of actuarial gains/losses. Additionally, we also include infrequent gains and losses from benefit curtailments and settlements of pension obligations in net periodic pension cost. We no longer believe that net periodic pension cost should be included in Adjusted EBITDA as the pension plans are frozen, service cost is zero, and the remaining components are not indicative of ongoing operating performance as they are not driven by current operating decisions and largely depend on actuarial assumptions. While not the basis for this change, the revised definition further aligns our definition of Adjusted EBITDA with the definition used in our debt agreements. The adjustment for net periodic pension cost is included in the caption titled “other expense (income)” in the condensed consolidated statement of operations and in the reconciliation of net loss to Adjusted EBITDA. All comparative period information for Adjusted EBITDA has been re-cast to conform with the current definition. The impact of this change on previously reported Adjusted EBITDA for the three and six months ended June 30, 2025 was an improvement of $0.3 million and $0.6 million, respectively.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or related to theatres that are not open.

3)	Equity in earnings of non-consolidated entities during the three months ended June 30, 2026 primarily consisted of equity in earnings from AC JV, LLC (“AC JV”) of $(3.3) million. Equity in earnings of non-consolidated entities during the three months ended June 30, 2025 primarily consisted of equity in earnings from AC JV of $(1.8) million.

Equity in earnings of non-consolidated entities during the six months ended June 30, 2026 primarily consisted of equity in earnings from AC JV of $(5.7) million. Equity in earnings of non-consolidated entities during the six months ended June 30, 2025 primarily consisted of equity in earnings from AC JV of $(2.6) million.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Equity in (earnings) of non-consolidated entities	$(4.0)	$(2.1)	$(6.7)	$(2.9)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(3.5)	(2.2)	(6.2)	(3.0)
Equity in earnings (loss) of International theatre joint ventures	0.5	(0.1)	0.5	(0.1)
Income tax benefit	—	(0.1)	—	(0.1)
Investment income	(0.1)	—	(0.1)	—
Interest expense	—	0.1	—	0.1
Depreciation and amortization	0.2	0.2	0.4	0.6
Attributable EBITDA	$0.6	$0.1	$0.8	$0.5
5)	Investment expense during the three months ended June 30, 2026 includes unrealized losses on our investments in Hycroft Mining Holding Corporation (“Hycroft”) of $1.5 million, partially offset by interest income of $(1.0) million. Investment income during the three months ended June 30, 2025 included interest income of $(1.7) million, partially offset by unrealized losses on our investments in Hycroft of $0.3 million.

Investment income during the six months ended June 30, 2026 includes realized and unrealized gains on our investments in Hycroft of $(16.5) million and interest income of $(1.3) million. Investment income during the six months ended June 30, 2025 included interest income of $(4.6) million and unrealized gains on our investments in Hycroft of $(2.5) million.

6)	Other expense during the three months ended June 30, 2026 includes the increase in the fair value of the bifurcated embedded derivative in the Senior Secured Exchangeable Notes due 2030 (the “New Exchangeable Notes”) of $41.3 million, the loss on extinguishment of the New Exchangeable Notes of $33.0 million, the loss on extinguishment of the 12.75% Odeon Senior Secured Notes due 2027 (the “Odeon Notes due 2027”) of $30.1 million, the increase in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (the “Existing Exchangeable Notes”) of $9.8 million and net periodic pension cost of $0.5 million, partially offset by foreign currency transaction gains of $(0.4) million. Other income for the three months ended June 30, 2025 includes foreign currency transaction gains of $(23.9) million, partially offset by an increase in the fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $3.9 million and $0.3 million of net periodic pension cost.

Other expense during the six months ended June 30, 2026 includes the loss on extinguishment of the New Exchangeable Notes of $33.0 million, the loss on extinguishment of the Odeon Notes due 2027 of $30.1 million, foreign currency transaction losses of $8.6 million, the increase in the fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $2.7 million, net periodic pension cost of $1.0 million and debt modification third party fees of $0.3 million, partially offset by the decrease in the fair value of the bifurcated embedded derivative in the New Exchangeable Notes of $(11.1) million. Other income during the six months ended June 30, 2025 included a decrease in the fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(41.2) million and foreign currency transaction gains of $(36.9) million, partially offset by $0.6 million of net periodic pension cost.

7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow and Net Capex (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$235.4	$138.4	$106.9	$(231.6)
Plus: total capital expenditures	(45.3)	(49.5)	(91.5)	(96.5)
Free cash flow (1)	$190.1	$88.9	$15.4	$(328.1)

Reconciliation of capital expenditures:
Capital expenditures
Growth capital expenditures (2)	$23.3	$20.6	$34.7	$28.4
Maintenance capital expenditures (3)	28.0	32.7	46.9	56.8
Change in construction payables (4)	(6.0)	(3.8)	9.9	11.3
Total capital expenditures	$45.3	$49.5	$91.5	$96.5

Total capital expenditures	$45.3	$49.5	$91.5	$96.5
Less lease incentives	(6.8)	(4.7)	(24.6)	(8.9)
Net capex	$38.5	$44.8	$66.9	$87.6

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
GAAP gross profit reconciliation	2026	2025	2026	2025	2026	2025
Total revenues	$1,258.6	$1,114.2	$338.1	$283.7	$1,596.7	$1,397.9
Less:
Film exhibition costs, cost of revenues	(362.0)	(325.6)	(78.3)	(66.5)	(440.3)	(392.1)
Food and beverage costs, cost of revenues	(79.7)	(72.8)	(28.0)	(23.3)	(107.7)	(96.1)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(345.2)	(343.1)	(113.2)	(115.3)	(458.4)	(458.4)
Rent, cost of revenues	(161.6)	(162.7)	(62.2)	(59.9)	(223.8)	(222.6)
Depreciation and amortization expense, cost of revenues (2)	(51.0)	(53.4)	(17.1)	(16.2)	(68.1)	(69.6)
GAAP gross profit	$259.1	$156.6	$39.3	$2.5	$298.4	$159.1
Attendance (in thousands)	52,529	46,889	18,761	15,918	71,290	62,807
GAAP gross profit per patron	$4.93	$3.34	$2.09	$0.16	$4.19	$2.53

Contribution margin reconciliation
GAAP gross profit	$259.1	$156.6	$39.3	$2.5	$298.4	$159.1
Operating expense, excluding depreciation and amortization expense, cost of revenues	345.2	343.1	113.2	115.3	458.4	458.4
Rent, cost of revenues	161.6	162.7	62.2	59.9	223.8	222.6
Depreciation and amortization expense, cost of revenues (2)	51.0	53.4	17.1	16.2	68.1	69.6
Contribution margin (1)	$816.9	$715.8	$231.8	$193.9	$1,048.7	$909.7
Attendance (in thousands)	52,529	46,889	18,761	15,918	71,290	62,807
Contribution margin per patron (1)	$15.55	$15.27	$12.36	$12.18	$14.71	$14.48

Constant currency contribution margin (3)	$816.9	$715.8	$227.4	$193.9	$1,044.3	$909.7
Constant currency contribution margin per patron (3)	$15.55	$15.27	$12.12	$12.18	$14.65	$14.48

	U.S. Markets		International Markets		Consolidated
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
GAAP gross profit reconciliation	2026	2025	2026	2025	2026	2025
Total revenues	$1,999.4	$1,731.2	$642.7	$529.2	$2,642.1	$2,260.4
Less:
Film exhibition costs, cost of revenues	(548.6)	(476.8)	(147.3)	(120.1)	(695.9)	(596.9)
Food and beverage costs, cost of revenues	(124.0)	(113.8)	(50.1)	(39.5)	(174.1)	(153.3)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(637.3)	(631.5)	(228.4)	(220.1)	(865.7)	(851.6)
Rent, cost of revenues	(324.0)	(325.3)	(123.9)	(115.4)	(447.9)	(440.7)
Depreciation and amortization expense, cost of revenues (2)	(102.4)	(106.5)	(33.8)	(31.2)	(136.2)	(137.7)
GAAP gross profit	$263.1	$77.3	$59.2	$2.9	$322.3	$80.2
Attendance (in thousands)	83,262	73,796	35,650	30,914	118,912	104,710
GAAP gross profit per patron	$3.16	$1.05	$1.66	$0.09	$2.71	$0.77

Contribution margin reconciliation
GAAP gross profit	$263.1	$77.3	$59.2	$2.9	$322.3	$80.2
Operating expense, excluding depreciation and amortization expense, cost of revenues	637.3	631.5	228.4	220.1	865.7	851.6
Rent, cost of revenues	324.0	325.3	123.9	115.4	447.9	440.7
Depreciation and amortization expense, cost of revenues (2)	102.4	106.5	33.8	31.2	136.2	137.7
Contribution margin (1)	$1,326.8	$1,140.6	$445.3	$369.6	$1,772.1	$1,510.2
Attendance (in thousands)	83,262	73,796	35,650	30,914	118,912	104,710
Contribution margin per patron (1)	$15.94	$15.46	$12.49	$11.96	$14.90	$14.42

Constant currency contribution margin (3)	$1,326.8	$1,140.6	$420.2	$369.6	$1,747.0	$1,510.2
Constant currency contribution margin per patron (3)	$15.94	$15.46	$11.79	$11.96	$14.69	$14.42

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit (loss) after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.
3)	The International segment information for the three and six months ended June 30, 2026, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2025. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP.

Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Earnings (Loss) for Adjusted Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) Per Share:

Three Months Ended and Six Months Ended June 30, 2026 and June 30, 2025

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Numerator:
Net loss	$(11.4)	$(4.7)	$(128.5)	$(206.8)
Calculation of adjusted net earnings (loss):
Marked-to-market loss (gain) on derivatives	51.1	3.9	(8.4)	(41.2)
Loss on extinguishment of debt	63.1	—	63.1	—
Debt modification – third party fees	—	—	0.3	—
Loss (gain) on investments in Hycroft	1.5	0.3	(16.5)	(2.5)
Adjusted net earnings (loss)	104.3	(0.5)	(90.0)	(250.5)
Additional effect of dilutive securities
Interest expense on New Exchangeable Notes	1.4	—	—	—
Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share	$105.7	$(0.5)	$(90.0)	$(250.5)

Denominator (shares in thousands):
Weighted average shares for diluted earnings (loss) per share	722,015	433,144	631,343	432,064
Plus: Incremental shares from dilutive securities:
New Exchangeable Notes	53,030	—	—	—
Common equivalent shares for PSUs	948	—	—	—
Weighted average shares for adjusted diluted earnings (loss) per share	775,993	433,144	631,343	432,064

Adjusted diluted earnings (loss) per share	$0.14	$—	$(0.14)	$(0.58)

We present adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above.

Adjusted diluted earnings (loss) per share is adjusted net earnings (loss) for adjusted diluted earnings (loss) per share divided by weighted average shares for adjusted diluted earnings (loss) per share. Weighted average shares for adjusted diluted earnings (loss) per share include common stock equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon exchange of our exchangeable notes. The effect of RSUs and the conversion feature of the Existing Exchangeable Notes was anti-dilutive for the three months ended June 30, 2026. The dilutive effect of the New Exchangeable Notes was weighted for the period the New Exchangeable Notes were outstanding during the three months ended June 30, 2026. The effect of RSUs, PSUs, and exchangeable notes were excluded from the three months ended June 30, 2025 because an adjusted net loss exists. The effect of RSUs, PSUs, and exchangeable notes were excluded from the six months ended June 30, 2026 and June 30, 2025, respectively because an adjusted net loss exists in each period.

You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net earnings (loss) and diluted earnings (loss) per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share may not be comparable to similarly titled measures reported by other companies.

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